Exhibit 99.1

Contact:

Richard J. Sullivan

561-515-6163

info@gdsi.co

Jennifer Carroll, Former Lt. Governor of Florida, Has Been Appointed President and CEO of Global Digital Solutions’ (GDSI) Wholly Owned Subsidiary, North American Custom Specialty Vehicles, Inc. (NACSV) Effective December 3, 2014

Ms. Carroll's decorated military career, senior-level experience in government and international affairs, and longtime involvement with national security and law enforcement issues make her ideally suited to lead GDSI’s expanding operations in the United States -- Brian Dekle, NACSV’s outgoing president, has been named non-executive chairman of NACSV

PALM BEACH, Fla., December 4, 2014 /PRNewswire/ -- Global Digital Solutions, Inc. (OTCQB:GDSI), a company that is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions, today announced that, effective December 3, 2014, Jennifer Carroll, former Lt. Governor of Florida, assumed the duties of President and Chief Executive Officer of GDSI’s wholly owned subsidiary, North American Custom Specialty Vehicles, Inc. (“NACSV”). Ms. Carroll has served as a GDSI Senior Advisor since April 2013.

During her 20-year Navy career, Ms. Carroll, who held secret and top secret clearance, was awarded numerous awards, including a Meritorious Service Medal, two Navy Commendation Medals, two Navy Achievement Medals, a National Defense Service Medal, and an Expert Pistol Medal. As an Aviation Maintenance Officer Ms. Carroll organized and supervised the maintenance and repair, manufacturing modification of aircraft, aircraft components, and aviation support equipment. She supervised the scheduling of aircraft inspections and directed technical training, oversaw and managed the budget for aircraft maintenance, material control for supply acquisition, quality assurance, aircraft weight and balance logs and records.

Ms. Carroll served as Florida's 18th Lt. Governor from 2011 to 2013. She was the state's first female elected as Lt. Governor and its first African-American elected statewide. She was the Chairperson of the state's space program and in charge of the state's Military Affairs. Prior to her service as Lt. Governor, Ms. Carroll was a state legislator for over seven years, a small business owner, and Executive Director of the Florida Department of Veterans' Affairs responsible for over 1.8 million veterans and managed a $30 million dollar budget.

"We're delighted to announce Jennifer Carroll’s appointment as President and CEO of NACSV,” said Richard J. Sullivan, GDSI’s Chairman and CEO. "I’ve had the privilege of working closely with Jennifer since she joined GDSI as a senior advisor, and I have been very impressed with her energy, organizational savvy, customer focus, and strong leadership qualities. There’s no question that her extensive experience in government, including military affairs and law enforcement, will be extremely helpful as we continue to implement our growth strategy at NACSV. I want to thank Brian Dekle for the excellent job he has done as president of NACSV and I look forward to continuing to benefit from his advice and expertise in his new role as chairman of NACSV.”

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"I'm honored to assume the duties of President and CEO at NACSV,” said Ms. Carroll. "I look forward to working closely with Dick Sullivan and the entire team at GDSI and NACSV. I believe our domestic U.S. operations are poised for rapid growth and it will be exciting to help GDSI grow the business profitably and enhance shareholder value in the months and years ahead."

"Our team at NACS Vehicles welcomes the expertise of Ms. Carroll,” said Brian Dekle, NACSV’s outgoing president.  “Ms. Carroll's technical, management and sales background will enhance our capabilities and continue the success of our Company.  We are proud to have someone who has served our nation, our state, and our citizens so honorably."

More About Jennifer Carroll

Born in Port of Spain, Trinidad West Indies, Jennifer Carroll immigrated to the United States as a young child. After enlisting in the United States Navy in 1979, Ms. Carroll served her adopted nation honorably and with distinction, rising from the rank of jet mechanic E-1 to retire as a Lieutenant Commander, Aviation Maintenance Officer. As a Florida state legislator, Carroll served as Deputy Majority Leader from 2003-2004, Majority Whip from 2004-2006, Chair of the Finance Committee from 2006-2008, and Chair of the Economic and Development Council from 2008-2010. Carroll holds an MBA degree from St. Leo University.

About Global Digital Solutions, Inc.

Global Digital Solutions is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions.  On June 16, 2014, GDSI completed its acquisition of North American Custom Specialty Vehicles (NACSV), a leading builder of mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations. For more information about NACSV’s suite of advanced vehicles, click here or visit http://www.gdsi.co/nacs_vehicles.html. For more information about GDSI, visit http://www.gdsi.co.

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